EXHIBIT 99.1

News

MGE Energy Reports First-Quarter 2023 Earnings

Madison, Wis., May 04, 2023—MGE Energy, Inc. (Nasdaq: MGEE), today reported financial results for the first quarter of 2023.

MGE Energy's GAAP (Generally Accepted Accounting Principles) earnings for the first quarter of 2023 were $31.1 million, or $0.86 per share, compared to $34.4 million, or $0.95 per share, for the same period in the prior year.

During the first quarter of 2023, warmer-than-normal weather was a significant driver in lower gas and electric retail sales. Gas retail sales decreased approximately 14% and electric residential retail sales decreased approximately 7% compared to the same period in the prior year. Heating degree days is a measure of the extent to which the average daily temperature is below 65 degrees Fahrenheit and is considered an indicator of possible increased demand for energy to provide heating. As measured by heating degree days, the first quarter of 2023 was 14% warmer than the first quarter of 2022. The average temperature in January 2023 was approximately 27 degrees compared to approximately 15 degrees in January 2022. The normal average temperature for January is 20 degrees.

MGE Energy, Inc.

(In thousands, except per-share amounts)

(Unaudited)

Three Months Ended March 31,	2023	2022
Operating revenues	$217,253	$208,938
Operating income	$40,034	$41,863
Net income	$31,078	$34,420
Earnings per share - basic	$0.86	$0.95
Earnings per share - diluted	$0.86	$0.95
Weighted average shares outstanding - basic	36,163	36,163
Weighted average shares outstanding - diluted	36,180	36,171

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric, generates and distributes electricity to 161,000 customers in Dane County, Wis., and purchases and distributes natural gas to 173,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on MGE Energy's current expectations, estimates and assumptions regarding future events, which are inherently uncertain. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this press release. We undertake no obligation to revise or update publicly any such forward-looking statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to our business in general, please refer to the “Risk Factors” sections in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

Contact:	Steve B. Schultz Corporate Communications Manager 608-252-7219 | sbschultz@mge.com Ken Frassetto Investor Relations 608-252-4723 | kfrassetto@mge.com